EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

David Green President dgreen@harvardbioscience.com Tel: 508 893 8999 Fax: 508 429 8478	Chane Graziano CEO cgraziano@harvardbioscience.com

HBIO Reports Third Quarter 2008 Results

Holliston, MA, November 5, 2008 /— Harvard Bioscience, Inc. (Nasdaq: HBIO), a global developer, manufacturer, and marketer of a broad range of tools to advance life science research, today reported unaudited financial highlights for the three and nine months ended September 30, 2008.

Revenues from our continuing operations for the three months ended September 30, 2008 were $20.0 million, an increase of 3.3% compared to revenues of $19.4 million for the three months ended September 30, 2007. Income from continuing operations, as measured under U.S. generally accepted accounting principles (“GAAP”), was $1.4 million, or $0.05 per diluted share, for the three months ended September 30, 2008 compared to $1.5 million, or $0.05 per diluted share, for the same period in 2007. Non-GAAP adjusted income from continuing operations was $2.0 million, or $0.06 per diluted share, for the three months ended September 30, 2008 compared to $2.1 million, or $0.07 per diluted share, for the same period in 2007. GAAP income from continuing operations for the third quarter of 2008 included the effect of approximately $0.1 million in costs related to the Company’s ongoing initiative to consolidate business functions to reduce future operating expenses.

Revenues from our continuing operations for the nine months ended September 30, 2008 were $65.0 million, an increase of 10.4% compared to revenues of $58.9 million for the nine months ended September 30, 2007. Income from continuing operations, as measured under U.S. generally accepted accounting principles (“GAAP”), was $3.7 million, or $0.12 per diluted share, for the nine months ended September 30, 2008 compared to $5.3 million, or $0.17 per diluted share, for the same period in 2007. Non-GAAP adjusted income from continuing operations was $6.9 million, or $0.22 per diluted share, for the nine months ended September 30, 2008 compared to $6.7 million, or $0.21 per diluted share, for the same period in 2007. GAAP income from continuing operations for the nine months ended September 30, 2008 included the effect of approximately $1.8 million in costs related to the Company’s ongoing initiative to consolidate business functions to reduce future operating expenses.

See Exhibits 3 and 4 for reconciliations of GAAP to non-GAAP adjusted income from continuing operations and GAAP earnings per diluted share from continuing operations to non-GAAP adjusted earnings per diluted share from continuing operations.

“Despite somewhat disappointing revenues, orders were strong for the third quarter of 2008,” said Chane Graziano, CEO of Harvard Bioscience. “This order strength was across all of our major product lines. Panlab behavior products were up 33% in local currency compared to Q3 2007, which was prior to our ownership; Harvard Apparatus US catalog products were up 7% for the quarter and 11% since the February 2008 catalog mailing; Hoefer electrophoresis products, outside GE Healthcare, were up 25% for the quarter and 10% year-to-date; and Biochrom spectrophotometer products, outside GE Healthcare, were up 30% for the quarter and 41% year-to-date. Despite strong orders for the quarter, sales were negatively impacted by the strengthening of the U.S. dollar and our inability to ramp up production to meet demand, primarily at Panlab. As a result, orders exceeded revenue by $1.9 million in the third quarter. This resulted in non-GAAP adjusted EPS of $0.06 per share for the third quarter of 2008, $0.01 per share less than guidance due to the negative impact of foreign exchange.”

Mr. Graziano continued, “As we look forward to the balance of the year, based on current trends, we expect orders to continue to be strong. However, we do not expect to be able to increase manufacturing capacity fast enough at Panlab to meet fourth quarter 2008 demand and to ship their backlog. Therefore, at July 31, 2008 exchange rates, the basis on which we last gave our 2008 guidance in August 2008, we would have expected orders for the year to be in the $93.0 - $94.0 million range, revenues to be in the $91.0 - $92.0 million range and non-GAAP adjusted EPS to be in the $0.32 - $0.33 range. Furthermore, if the U.S. dollar remains at October 31, 2008 exchange rates, it will cost us approximately $0.02 per share in the fourth quarter versus our August 2008 guidance. Therefore, using October 31, 2008 exchange rates for the fourth quarter, we expect fourth quarter revenues to be in the $22.0 - $23.0 million range and non-GAAP adjusted EPS to be in the $0.08 - $0.09 per share range, giving us $87.0 - $88.0 million in revenues for 2008 and non-GAAP adjusted EPS in the $0.30 - $0.31 per share range for the year.”

Our revenue guidance is at October 31, 2008 exchange rates and the non-GAAP adjusted earnings per diluted share from continuing operations guidance excludes amortization of intangible assets, the impact of future acquisitions in 2008, any future restructuring actions, stock-based compensation expense recognized under SFAS No. 123(R), and the impact of tax benefits associated with filing consolidated tax returns for continuing and discontinued businesses. See the table below for a reconciliation of our estimated non-GAAP adjusted earnings per diluted share from continuing operations to our estimated GAAP adjusted earnings per diluted share from continuing operations. See Exhibits 3 and 4 for reconciliations of GAAP to non-GAAP adjusted income from continuing operations and GAAP earnings per diluted share to non-GAAP adjusted earnings per diluted share from continuing operations for the three and nine month periods ended September 30, 2008.

Reconciliation of Guidance for US GAAP Earnings per Diluted Share From Continuing Operations to Adjusted Non-GAAP Earnings per Diluted Share From

Continuing Operations

(unaudited)

	Three Months Ended December 31, 2008		Year Ended December 31, 2008
	Low Estimate	High Estimate	Low Estimate	High Estimate
Non-GAAP adjusted diluted earnings per common share from continuing operations - A	$0.08	$0.09	$0.30	$0.31
Less the impact of:
Amortization of intangible assets, net of tax - A	(0.01)	(0.01)	(0.06)	(0.06)
Stock-based compensation (SFAS No. 123(R)), net of tax - B	(0.02)	(0.02)	(0.06)	(0.07)
Restructuring, net of tax - C	—	—	(0.04)	(0.04)
Tax benefits of filing consolidated tax returns for continuing operations and discontinued businesses - D	0.01	0.01	0.04	0.04
GAAP diluted earnings per common share from continuing operations - A	$0.06	$0.07	$0.18	$0.18

A - Assumes no additional acquisitions.
B - Assumes no additional 2008 stock option grants.
C - Assumes no additional 2008 restructuring actions.
D - Does not include the tax impact of completing the divestiture of our Capital Equipment Business.

Operating Results for Continuing Operations

Three months ended September 30, 2008 compared to three months ended September 30, 2007:

Revenues increased $0.6 million, or 3.3%, to $20.0 million for the three months ended September 30, 2008 compared to $19.4 million for the same period in 2007. The increase in revenue was primarily due to $1.6 million of sales at Panlab, our Harvard Apparatus subsidiary acquired in the fourth quarter of 2007. Organic growth at our other Harvard Apparatus businesses was flat year-to-year for the quarter. Revenues at Biochrom were down $0.4 million year-to-year for the quarter, due primarily to a $0.7 million decrease in business with Biochrom’s largest customer, partially offset by growth across the remainder of our customer base. The effect of a strengthened U.S. dollar decreased the Company’s third quarter revenues by $0.7 million compared with the same period in 2007.

Cost of product revenues increased $0.5 million, or 4.7%, to $10.6 million for the three months ended September 30, 2008 compared with $10.1 million for the three months ended September 30, 2007. The increase in cost of product revenues is primarily due to $1.0 million of product costs at our recently acquired Panlab subsidiary, partially offset by a $0.4 million decrease attributable to changes in foreign exchange rates. Gross profit as a percentage of revenues decreased to 47.2% for the three months ended September 30, 2008 compared with 47.9% for the same period in 2007. The decrease in gross profit as a percentage of revenues was primarily due to the addition of our Panlab subsidiary, which sells products at lower gross margins than our historical consolidated gross margins, as a result of Panlab’s higher mix of distributed products compared to manufactured products. The impact of Panlab on gross margin percentage was approximately 0.8%.

Sales and marketing expenses increased $0.1 million, or 4.5%, to $2.6 million for the three months ended September 30, 2008 compared with $2.5 million for the three months ended September 30, 2007. This increase was primarily due to expenses from our recently acquired Panlab subsidiary of $0.2 million, offset by a decrease from the effects of a strengthened U.S. dollar of $0.1 million.

General and administrative expenses decreased $0.1 million, or 1.4%, to $3.5 million for the three months ended September 30, 2008 compared with $3.5 million for the three months ended September 30, 2007. General and administrative expense increases of $0.2 million due to our acquisition of Panlab were offset by decreases of $0.1 million from foreign exchange rates and $0.2 million from our consolidation of certain activities of our Hoefer and Asys subsidiaries.

Research and development expenses were $1.0 million, an increase of $0.1 million, or 15.6%, for the three months ended September 30, 2008 compared to $0.9 million for the three months ended September 30, 2007. The increase in research and development expenses was due to our acquisition of Panlab and increased development efforts at Harvard Apparatus, offset by a reduction from the effects of changes in exchange rates.

Nine months ended September 30, 2008 compared to Nine months ended September 30, 2007:

Revenues increased $6.1 million, or 10.4%, to $65.0 million for the nine months ended September 30, 2008 compared to $58.9 million for the same period in 2007. The increase in revenue was primarily due to revenues from our recently acquired Panlab subsidiary of $6.8 million, an increase in sales at our Biochrom UK subsidiary of $0.1 million, primarily as a result of our new microliter spectrophotometer, and favorable foreign exchange rate impact on sales denominated in foreign currencies of $0.1 million during the first three quarters of 2008. This revenue growth was offset by large one-off orders in 2007, which were not repeated in 2008, including a large tender order for our Anthos plate readers from China of approximately $1.3 million and a decrease of approximately $0.9 million in revenues of our electrophoresis products to GE Healthcare.

Cost of product revenues increased $4.3 million, or 14.2%, to $34.5 million for the nine months ended September 30, 2008 from $30.2 million for the nine months ended September 30, 2007. The increase in cost of product revenues is primarily due to increases of $4.7 million attributable to our recently acquired Panlab subsidiary and $0.3 million of inventory write-downs associated with our decision to consolidate our Asys subsidiary into our Biochrom UK subsidiary. Gross profit as a percentage of revenues decreased to 47.0% for the nine months ended September 30, 2008 compared with 48.7% for the same period in 2007. The decrease in gross profit as a percentage of revenues was primarily due to sales from our Panlab subsidiary, which sells products at lower gross margins than our historical consolidated gross margins, and to certain inventory write-downs related to our consolidation plan (see “Restructuring” on the following page). The impact of Panlab and the inventory write-downs on gross margin percentage was 2.1%.

Sales and marketing expenses increased $0.9 million, or 12.0%, to $8.4 million for the nine months ended September 30, 2008 compared to $7.5 million for the nine months ended September 30, 2007. This increase was primarily due to expenses from our recently acquired Panlab subsidiary of $0.8 million and, to a lesser extent, to increases in salary related expenses of $0.1 million and changes in foreign exchange rates of $0.1 million.

General and administrative expenses increased $0.6 million, or 5.3%, to $11.0 million for the nine months ended September 30, 2008 compared to $10.4 million for the nine months ended September 30, 2007. General and administrative expenses increased $0.6 million due to expenses at Panlab and $0.1 million due to our implementation of our shareholder rights plan.

Research and development expenses were $3.2 million, an increase of $0.6 million for the nine months ended September 30, 2008 compared to $2.6 million for the nine months ended September 30, 2007. The increase in research and development expenses was primarily due to expenses of $0.5 million at Panlab, which was acquired in the fourth quarter of 2007.

Balance Sheet

The Company ended the third quarter of 2008 with cash and cash equivalents of $11.7 million compared to cash and cash equivalents of $17.9 million held by our continuing operations at December 31, 2007. As of September 30, 2008, we had $0.2 million outstanding on our revolving credit facility compared to $5.5 million outstanding at December 31, 2007. Additionally, our Panlab subsidiary had $2.1 million and $2.3 million in debt remaining at September 30, 2008 and December 31, 2007, respectively.

Trade receivables were $14.1 million and inventories were $14.7 million as of September 30, 2008 compared to trade receivables of $13.0 million and inventories of $13.3 million as of September 30, 2007. Outstanding days of sales, or DSO, were 65 days for the three months ended September 30, 2008 and 62 days for the three months ended September 30, 2007. DSO increased primarily due to our acquisition of Panlab whose customers pay significantly slower than the customers of our other subsidiaries. Excluding Panlab, DSO were 56 days during the three months ended September 30, 2008, an improvement of six days compared to the same period a year ago. Inventory turns were 2.7 times for the three months ended September 30, 2008 compared to 3.1 times for the same period of 2007. Inventory turns are down primarily due to the low revenue at Panlab for the quarter.

Restructuring

During the quarter ended March 31, 2008, the management of Harvard Bioscience committed to an ongoing initiative to consolidate business functions to reduce operating expenses. Our recent actions have been related to the separation of our electrophoresis product lines from our spectrophotometer and plate reader product lines. As part of these initiatives we made changes in management, completed the consolidation of the Hoefer electrophoresis administrative and marketing operations from San Francisco, California to the headquarters of the Harvard Apparatus subsidiary in Holliston, Massachusetts and consolidated the activities of our Asys Hitech subsidiary in Austria to the Company’s Biochrom subsidiary’s facility located in Cambridge UK. The combined costs of these activities recorded in the nine months ended September 30, 2008 were $1.8 million.

During the six months ended June 30, 2008, we recorded restructuring charges of approximately $1.8 million. These charges were comprised of $0.9 million in severance payments, $0.3 million in inventory impairment charges related to the discontinuance of certain product lines (included in cost of product revenues), and $0.5 million in various other costs and $0.1 million in facility closure costs.

During the quarter ended September 30, 2008, we recorded charges relating to the restructuring of approximately $0.1 million.

Discontinued Operations

On September 30, 2008, the Company completed the sale of assets of its Union Biometrica Division including its German subsidiary, Union Biometrica GmbH, representing at that time the remaining portion of the Company’s Capital Equipment Business Segment, to UBIO Acquisition Company. The purchase price paid by UBIO Acquisition Company under the terms of the Asset Purchase Agreement consisted of $1 in cash, the assumption of certain liabilities, plus additional consideration in the form of an earn-out based on the revenue generated by the acquired business as it is conducted by UBIO Acquisition Company over a five-year post-transaction period in an amount equal to (i) 5% of the revenue generated up to and including $6,000,000 and (ii) 8% of the revenue generated above $6,000,000 each year. Any earn-out amounts will be evidenced by interest-bearing promissory notes due on September 30, 2013 or at an earlier date based on certain triggering events. During the third quarter ended September 30, 2008, the Company recorded a loss on sale of $0.4 million. There was no value ascribed to the contingent consideration from the earn-out agreement, as realization is uncertain.

During the quarter ended June 30, 2008, we re-evaluated the fair value less costs to sell the remaining assets that comprise the Capital Equipment Business segment. Based on this evaluation, we recorded additional asset impairment charges of $2.9 million.

The income (loss) from discontinued operations, net of tax, was $0.1 million and $(0.8) million for the three and nine months ended September 30, 2008, respectively, compared to losses of $0.3 million and $2.5 million for the three and nine months ended September 30, 2007, respectively.

Conference Call Details

As previously announced, management will host a conference call to discuss third quarter 2008 results and business highlights and outlook, which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. web site. In addition, management may answer one or more questions concerning business and financial developments and trends and other business and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed. The conference call will begin at 5:30 p.m. Boston time on Wednesday, November 5, 2008. To listen to the conference call, log on to our website at: www.harvardbioscience.com and click on the Earnings Call icon. The live conference call is also accessible by dialing 800-659-1966 and referencing the pass code of “37309231.” A replay of this conference call will be available from 7:30 p.m. on November 5, 2008 through November 12, 2008 and will be accessible by dialing 888-286-8010 and referencing the pass code of “67712013”. This earnings release, as well as any material financial and other statistical information presented on the call which is not included in this earnings release, is available on our website by clicking on the Press Releases icon. If you are unable to listen to the live conference call, the call, this press release and any related financial or statistical information will be archived on our web site under the Press Releases icon or Earnings Call icon, as appropriate.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including, adjusted income from continuing operations and adjusted earnings per diluted share from continuing operations. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of income have excluded certain expenses primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business such as amortization of intangibles related to acquisitions, fair value adjustments of inventory and backlog related to acquisitions, restructuring expenses (including related inventory write-downs), discontinued operations and stock-based compensation expense, all net of tax. They also exclude the tax benefits of filing consolidated tax returns for continuing and discontinued businesses. This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company. Tabular reconciliations of our non-GAAP adjusted income and earnings per diluted share from continuing operations for the three and nine months ended September 30, 2008 and 2007 is included below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience (“HBIO”) is a global developer, manufacturer, and marketer of a broad range of specialized products, primarily scientific instruments and apparatus, used to advance life science research at pharmaceutical and biotechnology companies, universities and government laboratories worldwide. HBIO sells its products to thousands of researchers in over 100 countries primarily through its 900 page catalog (and various other specialty catalogs), its website and through its distributors, including GE Healthcare, Thermo Fisher Scientific and VWR. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany and Spain with additional facilities in France and Canada. For more information, please visit www.harvardbioscience.com.

This press release contains, and our conference call may contain, forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “guidance,” “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company’s or management’s beliefs or expectations, the Company’s anticipated future revenues and earnings, the strength of the Company’s market position and business model, the impact of acquisitions, the outlook for the life sciences industry, the Company’s business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company’s products, and the Company’s plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those in the forward-looking statements include the Company’s failure to successfully integrate acquired businesses or technologies, expand its product offerings, introduce new products or commercialize new technologies, including our new micro liter spectrophotometer and electrophoresis products, unanticipated costs relating to acquisitions, unanticipated costs arising in connection with the Company’s consolidation of business functions, decreased demand for the Company’s products due to changes in its customers’ needs, financial position, general economic outlook, or other circumstances, overall economic trends, the timing of our customers’ capital equipment purchases and the seasonal nature of purchasing in Europe, economic, political and other risks associated with international revenues and operations, the impact of the current economic and financial crisis, additional costs of complying with recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, future changes to the operations or the activities of our Asys Hitech subsidiary that are being consolidated, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others’ intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, completion of the purchase price allocation for Panlab s.l., impact of any impairment of our goodwill or intangible assets, and our acquisition of Genomic Solutions failing to qualify as a tax-free reorganization for federal tax purposes, the amount of earn-out consideration that the Company receives in connection with the recent disposition of a portion of the Company’s Capital Equipment Business segment and factors that may impact the receipt of this consideration, such as the revenues of the businesses disposed of, plus factors described under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2007 or described in the Company’s other public filings. The Company’s results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site, http://www.harvardbioscience.com.

Exhibit 1

HARVARD BIOSCIENCE, INC.

Selected Consolidated Balance Sheet Information

(Unaudited, in thousands)

	September 30, 2008	December 31, 2007
Assets
Cash and cash equivalents	$11,658	$17,889
Trade receivables	14,104	14,757
Inventories	14,712	14,983
Property, plant and equipment	4,167	4,465
Goodwill and other intangibles	36,418	39,668
Other assets	5,610	2,823
Assets of discontinued operations - held for sale	—	4,268

Total assets	$86,669	$98,853

Liabilities and Stockholder’s Equity
Current liabilities - continuing operations	$11,964	$14,570
Current liabilities - discontinued operations	—	1,771

Total current liabilities	11,964	16,341

Total liabilities	14,487	24,716
Stockholders’ equity	72,182	74,137

Total liabilities and stockholders’ equity	$86,669	$98,853

Exhibit 2

HARVARD BIOSCIENCE, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues	$19,989	$19,353	$64,997	$58,878
Cost of product revenues	10,555	10,077	34,469	30,197

Gross profit	9,434	9,276	30,528	28,681

Sales and marketing expenses	2,568	2,458	8,378	7,481
General and administrative expenses	3,451	3,501	11,002	10,448
Research and development expenses	1,009	873	3,167	2,605
Restructuring charges	60	—	1,584	—
Amortization of intangible assets	489	444	1,500	1,330

Total operating expenses	7,577	7,276	25,631	21,864

Operating income	1,857	2,000	4,897	6,817

Other income (expense):
Foreign exchange	19	69	175	114
Interest expense	(98)	(46)	(317)	(214)
Interest income	119	64	323	204
Other, net	(79)	(3)	(1)	(14)

Other income (expense), net	(39)	84	180	90

Income from continuing operations before income taxes	1,818	2,084	5,077	6,907
Income taxes	385	566	1,374	1,632

Income from continuing operations	1,433	1,518	3,703	5,275
Discontinued operations
Income (loss) from discontinued operations, net of tax	77	(299)	(826)	(5,326)
Loss on disposition of discontinued operations, net of tax	(394)	—	(3,280)	—

Total loss from discontinued operations, net of tax	(317)	(299)	(4,106)	(5,326)

Net income (loss)	$1,116	$1,219	$(403)	$(51)

Income (loss) per share:
Basic earnings per common share from continuing operations	$0.05	$0.05	$0.12	$0.17
Discontinued operations	(0.01)	(0.01)	(0.13)	(0.17)

Basic income (loss) per common share	$0.04	$0.04	$(0.01)	$—

Diluted earnings per common share from continuing operations	$0.05	$0.05	$0.12	$0.17
Discontinued operations	(0.01)	(0.01)	(0.13)	(0.17)

Diluted income (loss) per common share	$0.04	$0.04	$(0.01)	$—

Weighted average common shares:
Basic	31,046	30,625	30,964	30,593

Diluted	31,624	31,407	31,560	31,413

Exhibit 3

HARVARD BIOSCIENCE, INC.

Reconciliation of US GAAP Income from Continuing Operations to Non-GAAP Adjusted Income from Continuing Operations

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
US GAAP income from continuing operations	$1,433	$1,518	$3,703	$5,275
Adjustments:
Amortization of intangible assets	489	444	1,500	1,330
Inventory writedown due to restructuring	—	—	252	—
Restructuring charges	172	—	1,795	—
Stock-based compensation expense	424	675	1,424	1,693
Income taxes (A)	(542)	(514)	(1,772)	(1,614)

Non-GAAP adjusted income from continuing operations	$1,976	$2,123	$6,902	$6,684

(A)	Income taxes includes the tax effect of adjusting for the amortization of intangible assets, restructuring charges and stock-based compensation. It also excludes the tax benefits of filing consolidated tax returns for continuing and discontinued businesses.

Exhibit 4

HARVARD BIOSCIENCE, INC.

Reconciliation of US GAAP Diluted Earnings Per Common Share from Continuing Operations to Non-GAAP Adjusted Diluted Earnings Per Common Share from Continuing Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
US GAAP diluted earnings per common share from continuing operations	$0.05	$0.05	$0.12	$0.17
Adjustments:
Amortization of intangible assets	0.02	0.01	0.05	0.04
Inventory writedown due to restructuring	—	—	0.01	—
Restructuring charges	0.01	—	0.06
Stock-based compensation expense	0.01	0.02	0.05	0.05
Income Taxes (A)	(0.02)	(0.02)	(0.06)	(0.05)

Non-GAAP adjusted diluted earnings per common share from continuing operations	$0.06	$0.07	$0.22	$0.21

(A)	Income taxes includes the tax effect of adjusting for the amortization of intangible assets, restructuring charges and stock-based compensation. It also excludes the tax benefits of filing consolidated tax returns for continuing and discontinued businesses.

Exhibit 5

HARVARD BIOSCIENCE, INC.

Reconciliation of Changes In Total Revenue Compared to the Same Period of the Prior Year (Continuing Operations)

(unaudited)

	For the Three Months Ended				For the Year Ended	Three Months Ended				For the Year Ended	Three Months Ended			Year-to-Date
	March 31, 2006	June 30, 2006	Sept. 30, 2006	Dec. 31, 2006	Dec. 31, 2006	March 31, 2007	June 30, 2007	Sept. 30, 2007	Dec. 31, 2007	Dec. 31, 2007	March 31, 2008	June 30, 2008	Sept. 30, 2008	Sept. 30 2008
Organic growth	11.9%	11.2%	3.7%	7.8%	8.5%	-2.7%	4.4%	-1.9%	-3.5%	-1.0%	0.1%	-2.5%	-3.7%	-1.2%
Acquisitions	0.0%	0.0%	3.6%	7.6%	2.9%	7.7%	4.2%	0.0%	13.5%	6.6%	12.6%	13.8%	8.2%	11.5%
Foreign exchange effect	-4.2%	0.5%	3.0%	6.1%	1.6%	5.0%	3.6%	4.1%	3.1%	3.9%	2.2%	1.6%	-1.2%	0.1%

Total revenue growth	7.7%	11.7%	10.3%	21.5%	13.0%	10.0%	12.2%	2.2%	13.1%	9.5%	14.9%	12.9%	3.3%	10.4%

Exhibit 6

Reconciliation of Guidance for US GAAP Earnings per Diluted Share From Continuing Operations Assuming July 31, 2008 FX Rates Adjusted Non-GAAP Earnings per Diluted Share From Continuing Operations

(unaudited)

	Year Ended December 31, 2008
	Low Estimate	High Estimate
Non-GAAP adjusted diluted earnings per common share from continuing operations - A	$0.32	$0.33
Less the impact of:
Amortization of intangible assets, net of tax - A	(0.06)	(0.06)
Stock-based compensation (SFAS No. 123(R)), net of tax - B	(0.06)	(0.07)
Restructuring, net of tax - C	(0.04)	(0.04)
Tax benefits of filing consolidated tax returns for continuing operations and discontinued businesses - D	0.04	0.04

GAAP diluted earnings per common share from continuing operations - A	$0.20	$0.20

A - Assumes no additional acquisitions.

B - Assumes no additional 2008 stock option grants.

C - Assumes no additional 2008 restructuring actions.

D - Does not include the tax impact of completing the divestiture of our Capital Equipment Business.